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EXHIBIT 11

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MARK TWAIN BANCSHARES, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
                                                                  Nine Months Ended                   Three Months Ended
                                                                    September 30,                        September 30,
(in thousands of $ except per share data)                        1995           1994                 1995             1994
                                                              ------------------------            -------------------------
PRIMARY
Earnings:
  Net income                                                  $35,216          $29,862            $12,223           $10,370
                                                              =======          =======            =======           =======
  Shares:
   Weighted average number of common
      shares outstanding                                   16,037,190       15,861,309         16,034,868        15,931,771
   Weighted average number of common
      share equivalents                                       210,972          224,538            252,493           205,386
                                                           ----------       ----------         ----------        ----------
                                                           16,248,162       16,085,847         16,287,361        16,137,157
                                                           ==========       ==========         ==========        ==========

  Primary earnings per common share                             $2.17            $1.86               $.75              $.64
                                                                =====            =====               ====              ====

ASSUMING FULL DILUTION
Earnings:
  Net income                                                  $35,216          $29,862            $12,223           $10,370
  After tax interest applicable to
       convertible notes                                          277              329                 88               102
  After tax amortization of capital
        note fees                                                  34               50                 13                15
                                                              -------          -------            -------           -------
  Fully diluted net income                                    $35,527          $30,241            $12,324           $10,487
                                                              =======          =======            =======           =======
  Shares:
   Weighted average number of common
     shares outstanding                                    16,037,190       15,861,309         16,034,868        15,931,771
   Assuming conversion of convertible notes
     and dilutive stock options                               791,370          855,024            769,089           785,395
                                                           ----------       ----------         ----------        ----------
                                                           16,828,560       16,716,333         16,803,957        16,717,166
                                                           ==========       ==========         ==========        ==========

  Earnings per common share assuming full dilution              $2.11            $1.81               $.73              $.63
                                                                =====            =====               ====              ====
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